Exhibit 10.30(a)

AMENDMENT NUMBER 1

TO THE

THE CHITTENDEN CORPORATION SUPPLEMENTAL EXECUTIVE SAVINGS PLAN

This Amendment No. 1 to the Chittenden Corporation Supplemental Executive Savings Plan as Amended and Restated effective January 1, 2006 (the “Plan”) hereby further amends the Plan as described below pursuant to authority granted by the Board. This Amendment No. 1 shall be effective as of December 1, 2005 except as otherwise specifically provided herein.

1.	Amounts credited to the Chittenden Stock Equivalent Account described in Section 3.6 of the Plan as of December 31, 2007 were converted into cash equivalents at the per-share “Cash Consideration” amount determined pursuant to the Agreement and Plan of Merger dated as of June 26, 2007 between People’s United Financial, Inc. and Chittenden Corporation effective January 1, 2008. Effective January 1, 2008, the Chittenden Stock Equivalent Account as referenced under Section 3.6 is eliminated under the Plan and all credits converted into cash equivalents as noted above, as well as all other credits under the Plan on and after January 1, 2008, shall be credited to the Cash With Interest Account as described in Section 3.6 notwithstanding Participant elections to the contrary.

2.	Effective December 31, 2008 the Plan shall be frozen, subject to the following:

A.	There shall be no new Participants under the Plan;

B.	There shall be no further Salary Reduction Credits under Section 3.1 of the Plan;

C.	There shall be no further Matching Credits under Section 3.2, Core Credits under Section 3.3, nor Transition Credits under Section 3.4 of the Plan, with the exception of any such credits that are calculated based upon contributions made during the 2008 Plan Year and normally payable during 2009; and

D.	Investment Credits under Section 3.6 of the Plan shall continue to apply to Participants’ outstanding Accounts until distribution of the entire balance of such Accounts in accordance with Plan terms.

3.	The definition of Severance Date under Section 1.20 is amended by replacing the definition with the following:

“Severance Date” means the date the Participant experiences a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from the Employer and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Employer under Section 1.409A-1(h)(3) of the Treasury Regulations.”

4.	That Section 3.8 Merrill SERP, be added to the Plan effective December 1, 2007:

“The Merrill Bank Executive Supplemental Retirement Plan (the Merrill SERP) merged into the Plan effective December 31, 2007. Those who participated in the Merrill SERP shall have their Plan benefits payable in accordance with the Merrill SERP terms in effect at the time of the merger, which terms are incorporated herein by reference, unless, and to the extent a Merrill Plan participant elected, pursuant to the transition election process set forth in Section 4.2 of the Plan, to have his or her Merrill SERP benefit converted to a benefit covered by the terms of the Plan without regard to the Merrill SERP terms and prior outstanding time and form of payment election.”

5.	Section 4.2 Change in Election is amended by replacing the second and fourth paragraphs with the following:

“The Participant’s subsequent election under this Section will become effective only if the following criteria are satisfied: (a) the election does not take effect until one year after the date of the election; (b) the election is made at least one year in advance of the scheduled payment date; and (c) the election extends the date for payment, or the start date for installment payments, by at least five years from the previously elected date.”

“Notwithstanding the foregoing, a Participant who has previously made a distribution election (time and/or form of payment election) may change such election without regard to these restrictions in accordance with election materials delivered to a Participant on behalf of the Committee, provided such election changes are made in accordance with applicable regulations under Code Section 409A, including IRS Notices 2006-79 and 2007-78, including that such elections be irrevocably made prior to December 31, 2006, 2007 or 2008, as applicable, and further provided that such elections do not apply to amounts that would otherwise have been payable to the Participant in 2006, 2007 or 2008, as applicable, or cause a payment to be accelerated to 2006, 2007 or 2008, as applicable.”

6.	Section 4.4 Delay in Distributions is amended by replacing the entire provision with the following:

“A scheduled payment shall normally be paid within 30 days of the scheduled payment date, but under no circumstances shall a scheduled payment be made later than the end of the calendar year in which the scheduled payment date falls, or if later, by the 15th day of the third calendar month following the scheduled payment date. Further, the Committee may direct that a scheduled payment be made up to 30 days before the designated payment date. Under no circumstance, however, shall a Participant or Beneficiary be permitted, directly or indirectly, to designate the taxable year of the payment under this paragraph.”

7.	Section 6.5 Change in Control is amended by replacing the first paragraph of said section with the following:

“Notwithstanding anything to the contrary contained herein, the Participant’s Account under the Plan shall be deemed fully vested upon a Change in Control Event. Further, a Participant may be permitted to make a one-time election on the Participant’s initial Election Form (or as part of a transition election that is made available under Section 4.2) to have his or her Account distributed at a different time and/or in a different form upon the occurrence of a Change in Control Event in accordance with the provisions of an Election Form made available to the Participant by the Committee; provided, however, that no such election may be made after December 31, 2007.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment Number 1 to the Chittenden Corporation Supplemental Executive Savings Plan as Amended and Restated effective January 1, 2006 to be executed by its officer duly authorized.

People’s United Financial, Inc. as successor by merger to Chittenden Corporation

By:	/s/ Rober E. Trautmann
Name:	Rober E. Trautmann
Title:	Executive Vice President
Date:	12/29/08

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